The information in this preliminary pricing supplement is not complete and may be changed.  This preliminary pricing supplement and the accompanying prospectus, prospectus supplement, prospectus addendum and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated December 22, 2015

Preliminary Pricing Supplement

(To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013,

the Prospectus Addendum dated February 3, 2015 and the Index Supplement dated July 19, 2013)

Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$[•] Notes due December 31, 2021 Linked to the Performance of an Equally Weighted Basket of Reference Assets Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Basket Initial Valuation Date:	December 28, 2015
Issue Date:	December 31, 2015
Basket Final Valuation Date:*	December 28, 2021
Maturity Date:*	December 31, 2021
Reference Asset:	An equally weighted basket of reference assets as set forth in the following table:

	Basket Component	Bloomberg Ticker	Initial Level
	EURO STOXX 50® Index	SX5E <Index>	[•]
	MSCI EAFE® Index	MXEA <Index>	[•]
	Dow Jones Industrial AverageSM	INDU <Index>	[•]
	iShares® MSCI Emerging Markets ETF	EEM UP <Equity>	[•]

The EURO STOXX 50® Index (the “EURO STOXX 50 Index”), the MSCI EAFE® Index (the “MSCI EAFE Index”), and the Dow Jones Industrial AverageSM (the “DJIA Index”) are each referred to in this preliminary pricing supplement as an “Index” and collectively as the “Indices”. Each of the Indices and the iShares® MSCI Emerging Markets ETF (the “Emerging Markets ETF”) are each referred to in this preliminary pricing supplement as a “Basket Component” and collectively as the “Basket Components”.

Minimum Percentage:	7.05%
Basket Return:	The arithmetic average of the Basket Component Returns for each Basket Component
Basket Component Return:	With respect to each Basket Component, the arithmetic average of the Periodic Returns for such Basket Component (as calculated on each Observation Date during the term of the Notes)
Payment at Maturity:

If you hold your Notes to maturity, you will receive on the Maturity Date (in each case, subject to our credit risk) a cash payment  per $1,000 principal amount Note that you hold determined as follows:

•                  If the Basket Return is equal to or less than the Minimum Percentage, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Minimum Percentage]

•                  If the Basket Return is greater than the Minimum Percentage, you will receive a payment per $1,000 principal amount Note that you hold calculated as follows:

$1,000 + [$1,000 x Basket Return]

Any payment on the Notes is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.  See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this preliminary pricing supplement and “Risk Factors” in the accompanying prospectus addendum for more information.

Consent to U.K. Bail-in Power

By acquiring the Notes, you acknowledge, agree to be bound by, and consent to the exercise of, any U.K. Bail-in Power. See “Consent to U.K. Bail-in Power” on page PPS-1 of this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1.50%	98.50%
Total	$[•]	$[•]	$[•]	$[•]

(1)          Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $985.00 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)          Our estimated value of the Notes on the Basket Initial Valuation Date, based on our internal pricing models, is expected to be between $955.00 and $973.40 per Note.  The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-1 of this preliminary pricing supplement.

(3)          Barclays Capital Inc. will receive commissions from the Issuer of up to 1.50% of the principal amount of the Notes, or up to $15.00 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum and “Selected Risk Considerations” beginning on page PPS-6 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete.   Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of Notes, Continued

Periodic Return:

With respect to a Basket Component on each Observation Date, the performance of such Basket Component from and including the Basket Initial Valuation Date to and including such Observation Date, calculated as follows:

Observation Date Closing Level – Initial Level
Initial Level

Observation Dates*:

Quarterly, on the 28th day of each March, June, September and December during the term of the Notes (or, if such day is not a Reference Asset Business Day, the next following Reference Asset Business Day), beginning in March 2016 and ending on and including the Basket Final Valuation Date

Initial Level:	With respect to a Basket Component, the Closing Level of such Basket Component on the Basket Initial Valuation Date, as set forth in the table above
Observation Date Closing Level:	With respect to each Basket Component on an Observation Date, the Closing Level of each Basket Component on such Observation Date
Final Level:	With respect to a Basket Component, the Closing Level of such Basket Component on the Basket Final Valuation Date
Closing Level:**

With respect to a Basket Component on any date, the official closing price or level, as applicable, of such Basket Component published at the regular weekday close of trading on that date as displayed on the applicable Bloomberg Professional® service page as set forth in the table above or any successor page on Bloomberg Professional® service or any successor service, as applicable

Reference Asset Business Day:

A day that is a scheduled trading day with respect to each Basket Component

The term “scheduled trading day”, has the meaning (a) with respect to each Index, as set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”, and (b) with respect to the Emerging Markets ETF, as set forth under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”, in each case, in the accompanying prospectus supplement

Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741U2A1 / US06741U2A16

*      Subject to postponement, as described under “Selected Purchase Considerations—Reference Asset Business Days and Market Disruption Events” in this preliminary pricing supplement

**    Subject to adjustment, as described under “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” (with respect to each Index) and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” (with respect to the Emerging Markets ETF), in each case in the accompanying prospectus supplement

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•                  Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•                  Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

•                  Index Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257.  As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Basket Initial Valuation Date, based on prevailing market conditions on the Basket Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Basket Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the Basket Initial Valuation Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Basket Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Basket Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Basket Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-6 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Basket Initial Valuation Date.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

CONSENT TO U.K. BAIL-IN POWER

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power.  The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this preliminary pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

PPS-1

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON THE NOTES

Illustrative Calculations of Basket Component Returns, the Basket Return and the Payment at Maturity

The following example sets forth the methodology used to calculate the Basket Component Returns of each Basket Component and the Basket Return. The numbers set forth in the following example, which have been rounded for ease of reference, are purely hypothetical and are provided for illustrative purposes only.  These examples do not take into account any tax consequences of an investment in the Notes and make the following key assumptions:

¡                 Hypothetical Initial Level of each Basket Component: 100.00*

¡                 Minimum Percentage: 7.05%

Step 1:  Based on the Closing Level on the Basket Initial Valuation Date and the Closing Level on each Observation Date, calculate the Periodic Return for each Basket Component on each Observation Date.

Observation Date Number	EURO STOXX 50 Index		MSCI EAFE Index		DJIA Index		Emerging Markets ETF
	Closing Level	Periodic Return	Closing Level	Periodic Return	Closing Level	Periodic Return	Closing Level	Periodic Return
1	80.00	-20.00%	120.00	20.00%	145.00	45.00%	70.00	-30.00%
2	130.00	30.00%	130.00	30.00%	150.00	50.00%	105.00	5.00%
3	120.00	20.00%	115.00	15.00%	145.00	45.00%	110.00	10.00%
4	115.00	15.00%	120.00	20.00%	140.00	40.00%	85.00	-15.00%
5	95.00	-5.00%	115.00	15.00%	130.00	30.00%	80.00	-20.00%
6	115.00	15.00%	95.00	-5.00%	115.00	15.00%	85.00	-15.00%
7	120.00	20.00%	95.00	-5.00%	115.00	15.00%	79.00	-21.00%
8	80.00	-20.00%	115.00	15.00%	95.00	-5.00%	126.00	26.00%
9	90.00	-10.00%	110.00	10.00%	95.00	-5.00%	103.00	3.00%
10	115.00	15.00%	115.00	15.00%	110.00	10.00%	90.00	-10.00%
11	110.00	10.00%	120.00	20.00%	90.00	-10.00%	83.00	-17.00%
12	110.00	10.00%	110.00	10.00%	130.00	30.00%	86.00	-14.00%
13	95.00	-5.00%	115.00	15.00%	140.00	40.00%	80.00	-20.00%
14	115.00	15.00%	110.00	10.00%	150.00	50.00%	81.00	-19.00%
15	110.00	10.00%	120.00	20.00%	160.00	60.00%	80.00	-20.00%
16	105.00	5.00%	130.00	30.00%	150.00	50.00%	85.00	-15.00%
17	95.00	-5.00%	120.00	20.00%	145.00	45.00%	95.00	-5.00%
18	110.00	10.00%	120.00	20.00%	135.00	35.00%	105.00	5.00%
19	105.00	5.00%	110.00	10.00%	115.00	15.00%	95.00	-5.00%
20	100.00	0.00%	115.00	15.00%	130.00	30.00%	85.00	-15.00%
21	95.00	-5.00%	110.00	10.00%	140.00	40.00%	90.00	-10.00%
22	110.00	10.00%	115.00	15.00%	130.00	30.00%	83.00	-17.00%
23	95.00	-5.00%	120.00	20.00%	130.00	30.00%	85.00	-15.00%
24	105.00	5.00%	115.00	15.00%	135.00	35.00%	94.00	-6.00%

Step 2: Based on the Periodic Returns calculated in Step 1 above, calculate the Basket Component Returns for each Basket Component. For each Basket Component, the Basket Component Return will be equal to the arithmetic average of the Periodic Returns for such Basket Component.

Accordingly, the Basket Component Returns for each of the Basket Components are as follows:

¡                 EURO STOXX 50 Index: 5.00%

¡                 MSCI EAFE Index: 15.00%

¡                 DJIA Index: 30.00%

¡                 Emerging Markets ETF: -10.00%

Step 3: Based on the Basket Component Returns calculated in Step 2 above, calculate the Basket Return.

The Basket Return is equal to the arithmetic average of the Basket Component Returns of 5.00%, 15.00%, 30.00% and -10.00%.  Accordingly, the Basket Return is equal to 10.00%.

Step 4: Based on the Basket Return calculated in Step 3 above, calculate the payment at maturity.

Because the Basket Return is greater than the Minimum Percentage, you will receive a payment at maturity of $1,100 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Basket Return]

$1,000 + [$1,000 x 10.00%] = $1,100.00

The total return on investment of the Notes is 10.00%.

PPS-2

Hypothetical Examples of Amounts Payable at Maturity

The following table illustrates the hypothetical total return at maturity on the Notes.  The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumption:

▪                  Minimum Percentage: 7.05%

For a more detailed description of how the Basket Component Returns of each Basket Component, the Basket Return and the payment at maturity will be calculated, please see “Illustrative Calculations of Basket Component Returns, the Basket Return and the Payment at Maturity” above.

Example 1: The Basket Return is greater than the Minimum Percentage.

Basket Component	Basket Component Return
EURO STOXX 50 Index	10.00%
MSCI EAFE Index	12.00%
DJIA Index	5.00%
Emerging Markets ETF	9.00%

The Basket Return is equal to the arithmetic average of the Basket Component Returns. The Basket Return is therefore equal to 9.00%.

Because the Basket Return of is greater than the Minimum Percentage, you will receive a payment at maturity of $1,090.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Basket Return]

$1,000 + [$1,000 x 9.00%] = $1,090.00

The return on investment of the Notes is equal to the Basket Return of 9.00%.

Example 2: The Basket Return is positive but is less than the Minimum Percentage.

Basket Component	Basket Component Return
EURO STOXX 50 Index	-10.00%
MSCI EAFE Index	10.00%
DJIA Index	2.50%
Emerging Markets ETF	7.50%

The Basket Return is equal to the arithmetic average of the Basket Component Returns. The Basket Return is therefore equal to 2.50%.

Because the Basket Return is less than the Minimum Percentage, you will receive a payment at maturity of $1,070.50 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Minimum Percentage]

$1,000 + [$1,000 x 7.05%] = $1,070.50

The return on investment of the Notes is equal to the Minimum Percentage of 7.05%.

Example 3: The Basket Return is negative.

Basket Component	Basket Component Return
EURO STOXX 50 Index	5.00%
MSCI EAFE Index	-20.00%
DJIA Index	-15.00%
Emerging Markets ETF	-10.00%

The Basket Return is equal to the arithmetic average of the Basket Component Returns for each Basket Component. The Basket Return is therefore equal to -10.00%.

Because the Basket Return is less than the Minimum Percentage, you will receive a payment at maturity of $1,070.50 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Minimum Percentage]

$1,000 + [$1,000 x 7.05%] = $1,070.50

The return on investment of the Notes is equal to the Minimum Percentage of 7.05%.

PPS-3

SELECTED PURCHASE CONSIDERATIONS

•                  Reference Asset Business Days and Market Disruption Events—The Observation Dates (including the Basket Final Valuation Date) and the Maturity Date are subject to postponement in the event that  a Market Disruption Event occurs or is continuing with respect to any Basket Component on a scheduled Observation Date.

If the Calculation Agent determines that a Market Disruption Event occurs or is continuing with respect to any Basket Component on a scheduled Observation Date, the relevant Observation Date will be postponed. If such postponement occurs, the Observation Date Closing Level of each Basket Component will be determined using the Closing Levels on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing with respect to any Basket Component.  In no event, however, will an Observation Date be postponed by more than five Reference Asset Business Days.  If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of any Basket Component on such fifth day, the Calculation Agent will determine the Closing Level of any Basket Component unaffected by such Market Disruption Event using the Closing Level on such fifth day, and will make an estimate of the Closing Level of any Basket Component affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event.

If the final Observation Date (the Basket Final Valuation Date) is postponed, the Maturity Date will be postponed such that the number of business days between the Basket Final Valuation Date and the Maturity Date remains the same. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Basket Final Valuation Date may be postponed by up to five Reference Asset Business Days, as described above

For a description of what constitutes a Market Disruption Event with respect to the Indices, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement. For a description of what constitutes a Market Disruption Event with respect to the Emerging Markets ETF, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the accompanying prospectus supplement.

•                  Adjustments to the Basket Components and the Notes—For a description of adjustments that may affect the Basket Components and the Notes, see the following sections of the accompanying prospectus supplement:

o                 For a description of adjustments that may affect the Indices, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”; and

o                 For a description of further adjustments that may affect the Emerging Markets ETF and the Notes, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” and “Reference Assets—Exchange-Traded Fund or Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds—Adjustments Affecting Securities Linked to More than One Reference Asset, at Least One of Which is an Exchange-Traded Fund”.

•                  Exposure to the Basket Components—The Notes are linked to an equally weighted basket comprised of the EURO STOXX 50 Index, the MSCI EAFE Index, the DJIA Index and the Emerging Markets ETF. The EURO STOXX 50 Index is comprised of fifty European blue-chip companies from within the Eurozone portion of the STOXX 600 Supersector indices. The MSCI EAFE Index is a free float-adjusted market capitalization equity index that measures equity market performance in developed market countries, excluding the U.S. and Canada. The DJIA Index is a price-weighted index comprised of 30 common stocks and serves as a measure of the entire United States market. The Emerging Markets ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as represented by the MSCI Emerging Markets Index. For more information about the Basket Components, please see “Information Regarding the Basket Components” in this preliminary pricing supplement.

•                  Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.  In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.  The Notes should be treated as debt instruments subject to the special rules governing contingent payment debt instruments for U.S. federal income tax purposes.  Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity.  This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.  In addition, any gain you may recognize on the sale or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss.  If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

PPS-4

If you purchase your Notes for an amount that differs from the principal amount of the Notes, you may be subject to special tax rules as described in “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement (in particular, the rules that apply when a U.S. holder purchases a contingent payment debt instrument for an amount that differs from the adjusted issue price of that contingent payment debt instrument at the time of the purchase).  These rules are complex and therefore individuals are urged to consult their tax advisors regarding these rules.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Non-U.S. Holders.  Barclays currently does not withhold on payments treated as interest to non-U.S. holders in respect of instruments such as the Notes.  However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any payments at a 30% rate, unless you have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8.  Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding—“ in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.”  The Treasury Department has issued regulations under Section 871(m) of the Internal Revenue Code which impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the regulations refer to as “specified ELIs”) that are owned by non-U.S. holders.  However, the regulations do not apply to “specified ELIs” issued prior to January 1, 2017; accordingly, non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

PPS-5

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Basket Components.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, prospectus addendum and index supplement, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•                  “Risk Factors—Risks Relating to All Securities”;

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•                  “Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”;

•                  “Risk Factors—Additional Risks Relating to Notes Which Are Characterized as Benefitting from Full Principal Protection”;

•                  “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

•                  “Risk Factors—Additional Risks Relating to Notes Treated for U.S. Federal Income Tax Purposes as Contingent Payment Debt Instruments”; and

•                  “Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks described above, you should consider the following:

•                  The Periodic Returns of Each Basket Component are Not Based on the Level of such Basket Components at Any Time Other than the Closing Levels of the Basket Components on each Observation Date—The Basket Return will be based on the arithmetic average of the Basket Component Returns for each Basket Component which will, in turn, be based on the arithmetic average of the Periodic Returns for each Basket Component.  The Periodic Returns for each Basket Component will be based on the Closing Levels of the Basket Components on each Observation Date as compared to the Initial Level for such Basket Component.  Therefore, if the price or level of one or more Basket Components drops precipitously on one or more Observation Dates, the payment at maturity on your Notes may be significantly less than it would have been had such payment been linked to the prices and levels of the Basket Components measured at other points in time.

•                  Negative Periodic Returns With Respect to any Basket Component on One or More Observation Dates will Mitigate the Effect of, and May Completely Offset, Positive Periodic Returns on Other Observation Dates—The Basket Component Return with respect to each Basket Component will be equal to the arithmetic average of the Periodic Returns for such Basket Component.  Accordingly, the Basket Component Return of each Basket Component and, in turn, the Basket Return, will depend on the path taken by the Basket Components between the Basket Initial Valuation Date and the Basket Final Valuation Date.  Lower Periodic Returns with respect to any Basket Component measured on one or more Observation Dates will mitigate the effect of, and may completely offset, higher Periodic Returns on other Observation Dates.  If the Basket Return is less than the Minimum Percentage, the return on your Notes will be limited to the Minimum Percentage and, accordingly, you will receive a payment at maturity of $1,070.50 per $1,000 principal amount Note that you hold.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity.  Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any Bail-in Power.  The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the Notes) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a

PPS-6

holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this preliminary pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

•                  No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Emerging Markets ETF or any of the securities comprising any Index would have.

•                  Historical Performance of the Basket Components Should Not Be Taken as Any Indication of the Future Performance of the Basket Components Over the Term of the Notes—The historical performance of a Basket Component is not an indication of the future performance of that Basket Component over the term of the Notes.  The historical correlation between Basket Components is not an indication of the future correlation between them over the term of the Notes.  Therefore, the performance of the Basket Components over the term of the Notes may bear no relation or resemblance to the historical performance of either of the Basket Components

•                  Certain Features of Exchange-Traded Funds Will Impact the Value of the Emerging Markets ETF and the Value of the Notes:

o                 Management Risk.  This is the risk that the investment strategy for the Emerging Markets ETF, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices.  However, because the Emerging Markets ETF is not “actively” managed, it generally does not take defensive positions in declining markets or would not sell a security because the security’s issuer was in financial trouble. Therefore, the performance of the Emerging Markets ETF could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

o                 Derivatives Risk.  The Emerging Markets ETF may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives.  A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as commodities.  Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Emerging Markets ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the Emerging Markets ETF invested only in conventional securities.

o                 Underperformance Risk. The performance of the Emerging Markets ETF may not replicate the performance of, and may underperform its underlying index. The Emerging Markets ETF will reflect transaction costs and fees that will reduce its relative performance.

•                  The Notes are Subject to Risks Associated with Emerging Markets—Because the Emerging Markets ETF invests in securities of companies located in emerging markets, an investment in the Notes will involve risks not generally associated with investments which have no emerging market component.  In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems.  Regulatory and tax environments may be subject to change without review or appeal.  Many emerging markets suffer from underdevelopment of capital markets and tax regulation.  The risk of expropriation and nationalization remains a threat.  Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

•                  Non-U.S. Securities Market Risks—The component securities of the EURO STOXX 50 Index and the MSCI EAFE Index and the securities held by the Emerging Markets ETF are issued by non- U.S. issuers. Securities issued by foreign companies in foreign securities markets may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks than securities issued by U.S. companies, which may have a negative impact on the performance of the financial products linked to such securities, including the Notes.  The public availability of information concerning the issuers of such securities will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators.  In addition, the issuers of these securities may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•                  The Notes are Subject to Currency Exchange Rate Risk—The component securities of the EURO STOXX 50 Index and the MSCI EAFE Index and the securities held by the Emerging Markets ETF are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which the securities that comprise such Basket Components are denominated.  Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. If the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity. If the value of the currencies in which securities underlying the relevant Basket Components are denominated strengthens against the U.S. dollar during the term of your Notes, you may not obtain the benefit of that increase, which you would have had you owned such securities directly.

•                  The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Basket Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur

PPS-7

in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Basket Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Basket Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                 The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Basket Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Basket Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•                  Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes.  In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of

PPS-8

Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the prospectus, the prospectus addendum and the index supplement. Neither the Issuer nor Barclays Capital Inc. nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•                  Many Unpredictable Factors, Including Economic and Market Factors, Will Impact the Value of the Notes—In addition to the levels of the Basket Components on any day, and in addition to the factors set forth above, the value of the Notes will be affected by a number of unpredictable factors including economic and market factors that interrelate in complex ways and the effect of one factor on the value of the Notes may either offset or magnify the effect of another factor, including:

o                 the expected volatility of the Basket Components and the securities underlying the Basket Components;

o                 the time to maturity of the Notes;

o  the market price and dividend rate on the Emerging Markets ETF and the stocks underlying each of the Basket Components;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events;

o                 supply and demand for the Notes; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-9

INFORMATION REGARDING THE BASKET COMPONENTS

The EURO STOXX 50® Index

The EURO STOXX 50 Index provides a blue-chip representation of supersector leaders in the Eurozone. The EURO STOXX 50 Index represents supersector leaders in the Eurozone in terms of free-float market capitalization and covers fifty stocks from twelve Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.

For more information about the EURO STOXX 50 Index, the index sponsor and license agreement between the index sponsor and the Issuer,  as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices-Equity Indices—EURO STOXX 50® Index” and “Risk Factors” on page IS-8 and IS-2, respectively, of the accompanying index supplement.

Historical Performance of the EURO STOXX 50 Index

You should not take the historical levels of the EURO STOXX 50 Index as an indication of the future performance of the EURO STOXX 50  Index. The level of the EURO STOXX 50 Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the EURO STOXX 50 Index during any period shown below is not an indication that the Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the EURO STOXX 50 Index. The actual performance of the EURO STOXX 50 Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Levels for each period noted below. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	4,339.23	3,431.82	3,628.06
June 30, 2008	3,882.28	3,340.27	3,352.81
September 30, 2008	3,445.66	3,000.83	3,038.20
December 31, 2008	3,113.82	2,165.91	2,447.62
March 31, 2009	2,578.43	1,809.98	2,071.13
June 30, 2009	2,537.35	2,097.57	2,401.69
September 30, 2009	2,899.12	2,281.47	2,872.63
December 31, 2009	2,992.08	2,712.30	2,964.96
March 31, 2010	3,017.85	2,631.64	2,931.16
June 30, 2010	3,012.65	2,488.50	2,573.32
September 30, 2010	2,827.27	2,507.83	2,747.90
December 31, 2010	2,890.64	2,650.99	2,792.82
March 31, 2011	3,068.00	2,721.24	2,910.91
June 30, 2011	3,011.25	2,715.88	2,848.53
September 30, 2011	2,875.67	1,995.01	2,179.66
December 31, 2011	2,476.92	2,090.25	2,316.55
March 31, 2012	2,608.42	2,286.45	2,477.28
June 30, 2012	2,501.18	2,068.66	2,264.72
September 30, 2012	2,594.56	2,151.54	2,454.26
December 31, 2012	2,659.95	2,427.32	2,635.93
March 31, 2013	2,749.27	2,570.52	2,624.02
June 30, 2013	2,835.87	2,511.83	2,602.59
September 30, 2013	2,936.20	2,570.76	2,893.15
December 31, 2013	3,111.37	2,902.12	3,109.00
March 31, 2014	3,172.43	2,962.49	3,161.60
June 30, 2014	3,314.80	3,091.52	3,228.24
September 30, 2014	3,289.75	3,006.83	3,225.93
December 31, 2014	3,277.38	2,874.65	3,146.43
March 31, 2015	3,731.35	3,007.91	3,697.38
June 30, 2015	3,828.78	3,424.30	3,424.30
September 30, 2015	3,686.58	3,019.34	3,100.67
December 18, 2015*	3,506.45	3,069.05	3,260.72

* For the period beginning on October 1, 2015 and ending on December 18, 2015

PPS-10

The following graph sets forth the historical performance of EURO STOXX 50 Index the based on daily Closing Levels from January 1, 2008 through December 18, 2015. The Closing Level of EURO STOXX 50 Index on December 18, 2015 was 3,260.72.

Historical Performance of the EURO STOXX 50® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-11

The MSCI EAFE Index

The MSCI EAFE Index is intended to measure equity market performance in developed market countries, excluding the United States and Canada. The MSCI EAFE Index currently consists of companies from the following 21 developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom.

For more information about the MSCI EAFE Index, the index sponsor and license agreement between the index sponsor and the Issuer, as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices-Equity Indices—MSCI Indices”  and “Risk Factors” on page IS-20 and IS-2, respectively, of the accompanying index supplement.

Historical Performance of the MSCI EAFE Index

You should not take the historical levels of the MSCI EAFE Index as an indication of the future performance of the MSCI EAFE Index. The level of the MSCI EAFE Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the MSCI EAFE Index during any period shown below is not an indication that the Nikkei Stock Average Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the MSCI EAFE Index. The actual performance of the MSCI EAFE Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Levels for each period noted below. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	2,253.36	1,913.53	2,038.62
June 30, 2008	2,206.72	1,957.23	1,967.19
September 30, 2008	1,934.39	1,553.15	1,553.15
December 31, 2008	1,568.20	1,044.23	1,237.42
March 31, 2009	1,281.02	911.39	1,056.23
June 30, 2009	1,361.36	1,071.10	1,307.16
September 30, 2009	1,580.58	1,251.65	1,552.84
December 31, 2009	1,617.99	1,496.75	1,580.77
March 31, 2010	1,642.20	1,451.53	1,584.28
June 30, 2010	1,636.19	1,305.12	1,348.11
September 30, 2010	1,570.36	1,337.85	1,561.01
December 31, 2010	1,675.07	1,535.13	1,658.30
March 31, 2011	1,758.97	1,597.15	1,702.55
June 30, 2011	1,809.61	1,628.03	1,708.08
September 30, 2011	1,727.43	1,331.35	1,373.33
December 31, 2011	1,560.85	1,310.15	1,412.55
March 31, 2012	1,586.11	1,405.10	1,553.46
June 30, 2012	1,570.08	1,308.01	1,423.38
September 30, 2012	1,569.91	1,363.52	1,510.76
December 31, 2012	1,618.92	1,467.33	1,604.00
March 31, 2013	1,713.66	1,604.15	1,674.60
June 30, 2013	1,781.84	1,598.66	1,638.94
September 30, 2013	1,844.39	1,645.23	1,818.23
December 31, 2013	1,915.60	1,790.27	1,915.60
March 31, 2014	1,940.23	1,796.86	1,915.69
June 30, 2014	1,992.69	1,882.24	1,972.12
September 30, 2014	1,995.49	1,846.08	1,846.08
December 31, 2014	1,848.79	1,714.64	1,774.89
March 31, 2015	1,900.90	1,697.01	1,849.34
June 30, 2015	1,949.49	1,842.46	1,842.46
September 30, 2015	1,894.42	1,609.50	1,644.40
December 18, 2015*	1,779.25	1,654.98	1,687.21

* For the period beginning on October 1, 2015 and ending on December 18, 2015

PPS-12

The following graph sets forth the historical performance of the MSCI EAFE Index the based on daily Closing Levels from January 1, 2008 through December 18, 2015. The Closing Level of the MSCI EAFE Index on December 18, 2015 was 1,687.21.

Historical Performance of the MSCI EAFE® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-13

The Dow Jones Industrial AverageSM

The DJIA Index is a price-weighted index comprised of 30 common stocks.  The DJIA Index serves as a measure of the entire United States market, including such sectors as financial services, technology, retail, entertainment and consumer goods.

For more information about the DJIA Index, the index sponsor and license agreement between the index sponsor and the Issuer, as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices-Equity Indices—Dow Jones Industrial AverageSM” and “Risk Factors” on page IS-16 and IS-2, respectively, of the accompanying index supplement.

Historical Performance of the DJIA Index

You should not take the historical levels of the Index as an indication of the future performance of the DJIA Index. The level of the DJIA Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the DJIA Index during any period shown below is not an indication that the DJIA Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the DJIA Index. The actual performance of the DJIA Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Levels of the DJIA Index for each period noted below. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	13,056.72	11,740.15	12,262.89
June 30, 2008	13,058.20	11,346.51	11,350.01
September 30, 2008	11,782.35	10,365.45	10,850.66
December 31, 2008	10,831.07	7,552.29	8,776.39
March 31, 2009	9,034.69	6,547.05	7,608.92
June 30, 2009	8,799.26	7,761.60	8,447.00
September 30, 2009	9,829.87	8,146.52	9,712.28
December 31, 2009	10,548.51	9,487.67	10,428.05
March 31, 2010	10,907.42	9,908.39	10,856.63
June 30, 2010	11,205.03	9,774.02	9,774.02
September 30, 2010	10,860.26	9,686.48	10,788.05
December 31, 2010	11,585.38	10,751.27	11,577.51
March 31, 2011	12,391.25	11,613.30	12,319.73
June 30, 2011	12,810.54	11,897.27	12,414.34
September 30, 2011	12,724.41	10,719.94	10,913.38
December 31, 2011	12,294.00	10,655.30	12,217.56
March 31, 2012	13,252.76	12,359.92	13,212.04
June 30, 2012	13,279.32	12,101.46	12,880.09
September 30, 2012	13,596.93	12,573.27	13,437.13
December 31, 2012	13,610.15	12,542.38	13,104.14
March 31, 2013	14,578.54	13,328.85	14,578.54
June 30, 2013	15,409.39	14,537.14	14,909.60
September 30, 2013	15,676.94	14,776.13	15,129.67
December 31, 2013	16,576.66	14,776.53	16,576.66
March 31, 2014	16,530.94	15,372.80	16,457.66
June 30, 2014	16,947.08	16,026.75	16,826.60
September 30, 2014	17,279.74	16,368.27	17,042.90
December 31, 2014	18,053.71	16,117.24	17,823.07
March 31, 2015	18,288.63	17,164.95	17,776.12
June 30, 2015	18,312.39	17,596.35	17,619.51
September 30, 2015	18,120.25	15,666.44	16,284.70
December 18, 2015*	17,918.15	16,272.01	17,128.55

* For the period beginning on October 1, 2015 and ending on December 18, 2015

PPS-14

The following graph sets forth the historical performance of the DJIA Index the based on daily Closing Levels from January 1, 2008 through December 18, 2015.  The Closing Level of the DJIA Index on December 18, 2015, rounded to two decimal places, was 17,128.55.

Historical Performance of the Dow Jones Industrial AverageSM

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-15

The Emerging Markets ETF

We have derived all information contained in this preliminary pricing supplement regarding the Emerging Markets ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the Emerging Markets ETF’s prospectus dated December 30, 2014, revised as of January 2, 2015, and other publicly available information.  We have not independently verified such information.  Such information reflects the policies of, and is subject to change by BlackRock Inc. and its affiliates (collectively, “BlackRock”).  The Emerging Markets ETF is an investment portfolio maintained and managed by iShares® Trust.  BlackRock Fund Advisors (“BFA”) is currently the investment adviser to the Emerging Markets ETF.  The Emerging Markets ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EEM.”

iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the Emerging Markets ETF.  Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding iShares®, Inc., BFA and the Emerging Markets ETF, please see the Emerging Markets ETF’s prospectus.  In addition, information about iShares® and the Emerging Markets ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com.  We have not undertaken any independent review or due diligence of the SEC filings related to the Emerging Markets ETF, any information contained on the iShares® website, or of any other publicly available information about the Emerging Markets ETF.  Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this preliminary pricing supplement.

Investment Objective and Strategy

The Emerging Markets ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index.  For more information about the MSCI Emerging Markets Index, please see “—The MSCI Emerging Markets Index” below.

As of December 18, 2015, the Emerging Markets ETF’s top five holdings by country were China (26.36%), South Korea (15.69%), Taiwan (12.02%), India (8.54%) and South Africa (6.41%).  As of December 18, 2015, the Emerging Markets ETF’s five largest sectors by holdings were Financials (27.76%), Information Technology (21.15%), Consumer Discretionary (10.06%), Consumer Staples (8.06%) and Energy (7.04%).

The Emerging Markets ETF uses a representative sampling indexing strategy to try to track the MSCI Emerging Markets Index.  The Emerging Markets ETF generally invests at least 90% of its assets in securities of the MSCI Emerging Markets Index and depository receipts representing securities in the MSCI Emerging Markets Index.  In addition, the Emerging Markets ETF may invest up to 10% of its assets in other securities, including securities not in the MSCI Emerging Markets Index, but which BFA believes will help the Emerging Markets ETF track the MSCI Emerging Markets Index, futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

As noted above, the Emerging Markets ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the MSCI Emerging Markets Index.  Representative sampling means that the Emerging Markets ETF generally invests in a representative sample of securities that collectively has an investment profile similar to that of the MSCI Emerging Markets Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI Emerging Markets Index. The Emerging Markets ETF may or may not hold all of the securities in the MSCI Emerging Markets Index.

Correlation

The MSCI Emerging Markets Index is a theoretical financial calculation, while the Emerging Markets ETF is an actual investment portfolio. The performance of the Emerging Markets ETF and the MSCI Emerging Markets Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is generally referred to as “tracking error”. BFA expects that, over time, the Emerging Markets ETF’s tracking error will not exceed 5%.

Industry Concentration Policy

The Emerging Markets ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI Emerging Markets Index is concentrated.  For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

PPS-16

Disclaimer

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Performance of the Emerging Markets ETF

You should not take the historical prices of the Emerging Markets ETF as an indication of the future performance of the Emerging Markets ETF. The price of the Emerging Markets ETF has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the Emerging Markets ETF during any period shown below is not an indication that the price of the Emerging Markets ETF is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Emerging Markets ETF. The actual performance of the Emerging Markets ETF over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical prices shown below.

The table below shows the high, low and final Closing Level of the Emerging Markets ETF for each period noted below.  We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	50.37	42.17	44.79
June 30, 2008	51.70	44.43	45.19
September 30, 2008	44.43	31.33	34.53
December 31, 2008	33.90	18.22	24.97
March 31, 2009	27.09	19.94	24.81
June 30, 2009	34.64	25.65	32.23
September 30, 2009	39.29	30.75	38.91
December 31, 2009	42.07	37.56	41.50
March 31, 2010	43.22	36.83	42.12
June 30, 2010	43.98	36.16	37.32
September 30, 2010	44.77	37.59	44.77
December 31, 2010	48.58	44.77	47.62
March 31, 2011	48.69	44.63	48.69
June 30, 2011	50.21	45.50	47.60
September 30, 2011	48.46	34.95	35.07
December 31, 2011	42.80	34.36	37.94
March 31, 2012	44.76	38.23	42.94
June 30, 2012	43.54	36.68	39.19
September 30, 2012	42.37	37.42	41.32
December 31, 2012	44.35	40.14	44.35
March 31, 2013	45.20	41.80	42.78
June 30, 2013	44.23	36.63	38.57
September 30, 2013	43.29	37.34	40.77
December 31, 2013	43.66	40.44	41.77
March 31, 2014	40.99	37.09	40.99
June 30, 2014	43.95	40.82	43.23
September 30, 2014	45.85	41.56	41.56
December 31, 2014	42.44	37.73	39.29
March 31, 2015	41.07	37.92	40.13
June 30, 2015	44.09	39.04	39.62
September 30, 2015	39.78	31.32	32.78
December 18, 2015*	36.29	31.55	32.65

* For the period beginning on October 1, 2015 and ending December 18, 2015

PPS-17

The following graph sets forth the historical performance of the Emerging Markets ETF based on daily closing prices from January 1, 2008 through December 9, 2015.  The Closing Level of the Emerging Markets ETF on December 9, 2015 was $32.65 per share.

Historical Performance of the iShares® MSCI Emerging Markets ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-18